Certificate of the Inspector of Election of BB&T Funds (the Trust)

March 23, 2006

BB&T Small Company Growth Fund (the Fund)

	I, Therese Hogan, duly appointed and qualified to act as the Inspector of Election in connection with the tabulation of the shareholder votes rendered at the Special Meeting of Shareholders of the BB&T Small Company Growth Fund (the Fund) held at the offices of BISYS Fund Services, 100 Summer Street, Suite 1500, Boston, Massachusetts, on March 23, 2006, at 9:00 a.m. (the Special Meeting), so hearby certify as follows:

	1. That the transfer agent determined the number of shares of beneficial interest outstanding on each Fund's records as of the close of business on February 3, 2006, the number of shares represented at the Special Meeting, and authenticity, validity and effectiveness of proxies, and counted and tabulated all proxies; that I determined the existence of a quorum with respect to each Fund and the result of the Proposals submitted to shareholders at the Special Meeting and did such acts as were proper to conduct the vote with fairness to all shareholders; and that I performed my duties impartially and in good faith.

	2. The total number of shares of beneficial interest of the Fund entitled to vote at the Special Meeting were as follows:

	BB&T Small Company Growth Fund         3330486.040

	The number of shares of beneficial interest of the Fund represented in person or by proxies received with respect to the Special Meeting and not revoked at or prior to the Special Meeting were as follows:

	BB&T Small Company Growth Fund  	2503969.000

	The number of shares of beneficial interest of the Funds present at the Special Meeting and the manner in which they were cast at the Special Meeting were as follows:

BB&T Small Company Growth Fund

Proposal 1:
	To consider and act upon a Plan of Reorganization (Reorganization Plan) adopted by BB&T Funds providing for the transfer of all ofthe assets of BB&T Small Company Growth Fund (Small Company Growth Fund) in exchange for Institutional, Class A, Class B or Class C Shares (collectively, Shares) of the BB&T Small Cap Fund (the Small Cap Fund) and the assumption by the Small Cap Fund of all the liabilities of the Small Company Growth Fund, followed by the dissolution and liquidation of the Small Company Growth Fund and the distribution of Shares of the Small Cap Fund to the shareholders of the Small Company Growth Fund.

BB&T Small Company Growth Fund

		No. of Shares		% of Outstanding Shares

For 		2496986				74.974%
Against		2431				0.073%
Abstaining	4552				0.137%
TOTAL		2503969				75.184%

3. That the results above represent the required affirmative
"vote of a majority of the outstanding voting securities" of the Fund, as that term is defined in the Investment
Company Act of 1940.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 23rd day of March, 2006


/s/ Therese Hogan
Therese Hogan, Inspector